Exhibit 4.12

BINDING TERM SHEET FOR

PV MODULE PRODUCTION PLANT IN QUEENSLAND

This term sheet has been executed by the Parties this 8th day of March 2013 Parties

CBE Energy Limited ACN 010 966 793 suite 2, level 2, 53 Cross Street Double Bay NSW 2028 ("CBD"); and

Environmental Engineering Group Pty Ltd ACN 155 477 268 of 30 Stolle Court, Oxenford QLD 4210 ("New Co"),

each referred to herein as a "Party" and collectively as the "Parties"

Background

1.	Eco, a wholly owned subsidiary of CBD, has leased the Site from the Landlord under the Lease. The Lease includes in it the factory and office facilities erected on the Site.

2.	The Facility is designed to assemble Panels for sale to the Customers.

3.	The Facility contains the Existing Plant and requires the Additional Plant to increase its production capacity.

4.	New Co has approached CBD with a proposal to enter into the Facility Operation Agreement, pursuant to which New Co will covenant to provide the Additional Plant at the Site, use the Existing Plant and the Additional Plant at the Site and assemble Panels for distribution to the Customers.

5.	Pursuant to the Facility Operation Agreement, New Co will pay a Royalty to CBD. This royalty will contain two components, one component being an amount in relation to the rent Eco is required to pay to the Landlord and another component being determined by the assembly and packaging cost, and quantity, of Panels assembled at the Facility.

6.	The Parties have entered into this Term Sheet to record their agreements in principle in respect to the foregoing matters and thereafter agree to negotiate and execute the Facility Operation Agreement and other Transaction Documents the Parties agree are desirable to fulfil their business collaboration as outlined in this Term Sheet.

Definitions

Capitalised terms in this Term Sheet, unless stated otherwise, will have the following meaning:

"Additional Plant" means the plant, equipment and apparatus detailed in clause 4.

"Customers" means each Westinghouse Solar Inc., of the United States of America, CBDE and any subsidiary (as defined in the Corporations Act 2001 (Cth )) of CBD, and no other customers.

BINDING TERM SHEET FOR

PV MODULE PRODUCTION PLANT IN QUEENSLAND

"Eco" means eco-Kinetics Group Pty Ltd ABN 85 139 606 072, a wholly owned subsidiary of CBD.

"Existing Plant" means the plant, equipment and apparatus detailed in clause 3.

"Facility" means the Site including the factory and offices thereon, the Existing Plant and after the Additional Plant is acquired, such Additional Plant.

"Facility Operation Agreement" means an agreement to be negotiated between the Parties which will provide, in general terms, rights for New Co to use the Facility and assemble Panels for distribution to the Customers.

"Landlord" means Blembrook Pty Ltd in its capacity as trustee for the Chermside Property Trust.

"Lease" means the lease agreement dealing with the Site made between the Landlord (as lessor) and Eco (as lessee), commencing on and dated 28 October 2010.

"Panels" mean photovoltaic modules and components as specified and/or designed by Westinghouse Solar Inc or CBD or one or more of their subsidiaries.

"Production value" means an amount equal to production costs - including all labour, materials, logistics, packaging and overheads.

"Royalty" means the royalty to be paid by New Co to CBD as determined in clause 8.

"Site" means the parcel of land known as Unit 2, 6 Quinns Hill Road East, Stapylton, Queensland 4207.

"Term" means the term of the Facility Operation Agreement as determined and set out in clause 14.

"Term Sheet" means this term sheet executed by the Parties.

"Transaction Documents" means the Facility Operation Agreement and each other document agreed by the Parties as necessary or desirable to complete the transactions contemplated in this Term Sheet or the Facility Operation Agreement.

"Westinghouse Solar AC Panel" means photovoltaic module as currently marketed and sold by Westinghouse Solar.

Nature of Term Sheet

The provisions contained in this Term Sheet are binding on the Parties and outline the collaboration in which the Parties wish to become engaged. This term sheet will bind the Parties until all of the Transaction Documents are executed and in force and effect.

BINDING TERM SHEET FOR

PV MODULE PRODUCTION PLANT IN QUEENSLAND

Business Case

NewCo has set out in the schedule hereto its pro-forma business case for entering into this collaboration contemplated in this Term Sheet.

Terms of Collaboration

The Parties agree in principle as follows:

1.	Appointment

1.1	CBD will appoint New Co as its manager of the Facility pursuant to the Facility Operation Agreement.

1.2	New Co will accept the appointment under clause 1.1.

1.3	The appointment and acceptance under clauses 1.1 and 1.2 will be subject in all respects to the other terms and conditions contained in this Term Sheet and the final terms contained in the Transaction Documents.

2.	Commencement

2.1	Immediately after agreement and signing of this Term Sheet, the Parties agree to negotiate the Transaction Documents in good faith.

2.2	The date for commencement of the business arrangements contained in the Facility Operation Agreement will be the date of execution of the Binding Term Sheet.

2.3	The Parties agree to work towards executing the Facility Operation Agreement and the other Transaction Documents by the end of March 2013.

3.	Existing Plant

The Existing Plant at the Facility is set out in the following table. The Existing Plant is owned by Eco. A detailed inventory list including inventory numbering will be included in the binding contract.

Within one week of signing this Term Sheet the parties will jointly conduct a detailed stock take of the fixed assets of the Existing Plant and produce the detailed inventory list. The stock take shall include those assets which may have been ordered and paid for by CBD but may not have been delivered to site as yet.

BINDING TERM SHEET FOR

PV MODULE PRODUCTION PLANT IN QUEENSLAND

Item No.	Item	Item Description	Quantity
1	Pallet Racking	end frames (1.2mx3.6m)	4
2	Pallet Racking	beams (2.6m)	4
3	Mesh Racks	1.2mx1.3m	4
4	Drill Press	Dynalink	1
5	Ladders	Gorilla xtn 6m	1
6	Forklift	Hire Equipment on lease	1
7	Cutting room structure	Partitions off cutting room from rest of floor	1
8	Cutting Machine	Corner Key Baixin Machine - 150kc	1
9	Cutting Machine	Profile cutting BXM-450*36004	1
10	Trolleys	Storage trolleys for PV modules	40
11	Glue Dispenser	Silicone dispensing system (D200 2024-1)	1
12	Dispenser	Two part potting dispenser Parc 3	1
13	Silicone	Dow Corning PV-8101 (white)	50
14	Framework benches	85cm x 2m	4
15	Framework benches	1.2m x 2m	2
16	Framework benches	1.2m x 4m	2
17	Sun Simulator	Zhuhai Baixin DLSK SOL5	1
18	Glue Gun	Svenic 600m1 pneumatic gun	1
19	Spray Gun	Scorpion System	1
20	Tonsan Glue	600m1 sausages (black)	10
21	Nail Gun		1
22	Westinghouse Panel	PV sample Module 235w	2
23	Frame sets	WHS/Haihong frame sets	15
24	Laminates	Tianwei TW-P660 250w	4
25	Wheel Tracks	3m lengths	12
26	Power Leads	25m cables	2
27	Airlines	15m lines	2
28	Desks	Factory Floor	3
29	Chairs	Ground Floor area office chairs	12
30	Water Cooler	Ground Floor	1
31	Printer	Ground Floor - Brother	1
32	Monitors	BENQ screens - Ground floor	2
33	Keyboards	Microsoft	2
34	Server Rack	IT Systems	1
35	Framing Machine	Semi automatic framing machine	1

4. Additional Plant

New Co agrees to provide the Additional Plant at the Facility as soon a practicable after execution of the Transaction Documents. The Additional Plant to be provided is set out in the following table. The Additional Plant shall not be owned by Eco or CBD.

BINDING TERM SHEET FOR

PV MODULE PRODUCTION PLANT IN QUEENSLAND

Item No.	Item	Item Description	Quantity
1	Tools	Hand tools for module assembly	20
2	Cutting Machine	Profile cutting centre for mounting systems	1
3	Forklift	Hire Equipment on lease	1
4	Framing Machine	Semi automatic framing machine	1
5	HiPot Test	HiPot testing station	1
6	Ventilation	Ventilation system for gluing area	1
7	Calibration	Calibration samples for Sun Simulator	1
8	Mounting System	Extrusion moulds for aluminum components	5
9	Improvements	Additional equipment to improve production efficiency	tbd

5.	Take-Over of Facility and Staff Entitlements

(a)	The Parties agree to ensure the Transaction Documents contain provisions pursuant to which New Co will take over all staff entitlements of those personnel that New Co and Eco agree will operate the Facility.

(b)	Such staff entitlements are to exclude all salary and wages owed to a staff member by Eco at the date of transfer of entitlements, and all accrued holidays.

(c)	Eco will be released from all responsibility in this regard.

(d)	Parties are to agree a date from which these entitlements will be transferred (probably commencing date of the Facility Operation Agreement).

6.	Dealing with the Lease

(a)	The Lease commenced on 28 October 2010 and has an initial term of 2.5 years — meaning it will expire on 27 April 2013. The Lease contains one option to renew for a term of 3 years.

(b)	The Parties must agree the term of the Facility Operation Agreement and then consider whether the Lease (i) is renewed for the 3 year option term; or (ii) renegotiated for a lesser term than 3 years; or (iii) cancelled and replaced with a new lease.

(c)	The Parties are in discussions with the Landlord to enter into a new Lease Agreement whereby CBD to enter into a 5 year lease with landlord;

-  the lease recognizes that NewCo will operate the PV plant in the premises;

-  the lease also recognizes that NewCo's operating agreement term is 1 year with annual renewals;

-   the lease contains a condition that if NewCo decides not to renew the operating term then the lease agreement will expire accordingly.

(d)	Whatever the outcome of (b) or(c) above, CBD will ensure Eco provides New Co with access to the Site to allow it to fulfil its obligations under the Facility Operation Agreement.

BINDING TERM SHEET FOR

PV MODULE PRODUCTION PLANT IN QUEENSLAND

7.	Access to Site

(a)	The Lease contains provisions that Eco must obtain the Landlord's consent if it desires to sublet, assign or otherwise "deal with the premises".

(b)	In case of (a) above, the Parties agree to make a decision on the alternatives set out in clause 6 above and then approach the Landlord and seek consent to the Facility Operation Agreement allowing use, ingress and egress etc for New Co and its staff. This should not be a subletting.

8.	Royalty Payment

(a)	The following proposal has been prepared by New Co for CBD's consideration and agreement.

The proposal is a two pronged royalty for use of the Facility, the two components being —

(i)	an amount equal to 1.3 cents per watt of all output produced at the Facility (being representative of Eco's obligations under the Lease); and

(ii)	Either: 4 cents per watt of Panel output produced at the Facility

Or:

If new product introduced which is not a "Panel" as defined in this agreement the royalty benchmark is 2.67% of the production value of the output

(b)	Additional details proposed by New Co are:

(i)	Payment of Royalty: The royalty payments are to be made monthly in arrears and determined by the Facility's production output for the previous month.

Example:              Current production cost for a Westinghouse module including labour, material, logistics, and overheads is $1.50/Wp.

If 1MW of Panels were produced in one month the royalty arising for that month would be $0.04x 1,000,000 Wp = $40,000.

Based on the expected annual Panel production in clause 9 below of 12 MW, the total of 5.3 cent/watt royalty would equate to $636,000.

If 1MW of new product which did not meet the definition of Panels were produced in one month at a production cost of $1.00/Wp the royalty arising for that month would be $1.00 x 2.67% x 1,000,000 Wp = $26,700.

While the 12MW pa figure is arbitrary, New Co hopes to bring this up to 30MW per annum.

BINDING TERM SHEET FOR

PV MODULE PRODUCTION PLANT IN QUEENSLAND

The Parties agree that if new product and/or pricing structures are going to be introduced then the 2.67% royalty benchmark is to be used as the basis for the royalty calculation.

(ii)	Logic: New Co does not wish to talk about 5.3 cents/Wp, and wishes (or needs) to separate the 4 cents and 1.3 cents. This is to provide New Co confidence that the 1.3 cents will be used to pay the rent under the Lease. If it was a simple combined 5.3 cents and Eco used the funds for other purposes then (presumably in lieu of paying the Landlord, New Co considers its investment in this collaboration would be at risk).

(iii)	Payment Terms:	Terms of sale & payment of finished product to CBD / Westinghouse:

Australia:	EX WORKS

International:	FOB

(iv)	Payments: 10% will be payable on placement of orders by the Customers and 90% FOB.

(iv)	Open Book: CBD will have the right to financials and audit data.

9.	Production Expectations

(a)	CBD has advised that their annual production expectation, including panels to Westinghouse, will be 12MW. This figure is based on panels each with 250 watts and 48,000 panels.

(b)	New Co advises the current production capacity at the facility is 30MWp per year. In the event that the Customers or their nominated parties will obtain orders over and above that capacity, the Parties will work together to develop a solution for extending the plant capacity if economically viable.

(c)	During the term of the Facility Operating Agreement, Westinghouse Solar modules shall exclusively be produced and supplied by New Co, unless the required quantity exceeds the 30MW capacity.

Production can also include Westinghouse Solar branded Tianwei modules on an exclusive basis.

(d)	In the event that CBD and Westinghouse Solar or their nominated parties are only able to obtain orders for product which is less than the current plant capacity, New Co, with CBD's prior consent, shall be entitled to seek manufacturing and supply opportunities for related product to other customers so longer as these customers do not compete with CBD or Westinghouse Solar. Such opportunities shall be submitted for approval to CBD and approval must not unreasonably be withheld. In such case, the 2.67% royalty set out in clause 8(c)(i) shall apply and be paid to CBD for such approved opportunities.

BINDING TERM SHEET FOR

PV MODULE PRODUCTION PLANT IN QUEENSLAND

(e)	New Co will not directly or indirectly approach customers of CBD and Westinghouse Solar and/or in developing any business with CBD and Westinghouse Solar Customers.

10.	Branding of PV panels

Arrangements are to be put in place by CBD for New Co to brand the panels with the Westinghouse identity. Presumably this will come from the sublicense CBD is obtaining from Westinghouse Solar.

11.	Distribution of PV panels to Customers

(a)	The PV panels may be delivered ex-factory by way of a single module, pallet or a whole container. This is to be specified in individual purchase orders. Packaging costs are included in the production value in clause 8(c)(i) above.

(b)	The Customers shall be responsible for roof-top or other installation, to the exclusion of New Co.

(c)	Freight costs ex-factory to installation sites or warehousing is for the account of the Customers.

12.	Purchase Orders from Customers

(a)	Customers or their nominated parties shall issue non-binding 3 months rolling PV panel order forecasts.

(b)	Firm purchase orders shall be issued with a standard lead time of 1 month.

(c)	Firm purchase orders in (b) above will be fixed and binding.

(d)	The Parties will review and agree the production cost/value on a rolling 3 monthly basis. Prices will be fixed for one (1) month only— dovetailing into firm order process in (b) and (c) above.

13.	Price Paid by Customers

The Parties will review and agree the supply cost on a monthly basis with prices fixed and valid for one month.

14.	Term of Facility Operation Agreement

The Parties are desirable to commence the collaboration for an initial term of 1 year, followed by annual rolling renewals with a three months notice period each.

15.	Best Practice

The Parties acknowledge that best practice needs to be adhered to at all times.

BINDING TERM SHEET FOR

PV MODULE PRODUCTION PLANT IN QUEENSLAND

New Co shall endeavour to reduce production costs where possible (without compromising on quality & safety) and shall actively work with CBD to achieve competitive product cost.

CBD shall review and evaluate cost saving proposals submitted by New Co.

The Parties will work together to achieve best buying power for materials.

16.	Queensland Government Grant

Without compromising the collaboration contained in this Term Sheet, the Parties agree to continue to discuss this issue and how it is best dealt.

NewCo will support CBD to comply with its obligations under the QIIS Grant.

The Parties are in negotiations with the Queensland Government to reduce the performance guarantee and staff numbers under the QIIS grant by 50% each. Without taking on contractual obligations from the QIIS Grant NewCo will continue to support CBD in this regard.

17.	Westinghouse Solar AC Panel

The product specification for the current Westinghouse Solar AC Panel is summarised in the table below:

Description	Supplied Qty	Unit	required Qty per panel	Supplier	Supplier Part Number
Laminate	1	EA	1	Tianwei	TW250P660
Frameset material	1	EA	1	HaiHong	11193
Micro inverter	1	EA	1	Enphase	M215
Inverter mounting set	1	EA	1	EEG	Pending
T-Cable	1	EA	1	Sinbon	002-11219-001 (Cable)
Junction-Box	1	EA	1	Tianwei	Renhe-TL-Box007B
Silicone tubes	1	EA	0.3	Aset China	Tonsan 1527 (Black)
Balance of System	1	EA	1	EEG	Pending
1521 Potting mix	14	Kg	0.1	Elsworth Dow Corning	1521

BINDING TERM SHEET FOR

PV MODULE PRODUCTION PLANT IN QUEENSLAND

Current production and supply pricing is summarised in below tables.

Parameter for Calculation	Qty	Unit
Watts per PV panel	250

Power Output produced	12	MW

PV-panels production per year	48000	EA

Shift(s) per day	1	EA

working hours per day	8	H

Working days per year	250	days

PV-panels packed on a pallet	25	EA

Description	Cost per year	Cost per panel	Cost per watt
Total Raw Material Cost	$17,042,448.00	$355.05	$1.41

Total Packaging Cost	$141,484.80	$2.95	$0.01

Total Cost for Rent	$160,354.08	$3.34	$0.013

Total Cost for Energy	$14,172.30	$0.30	$0.001

Total Cost for Labour	$1,108,000.00	$23.08	$0.09

Total Cost (AUD)	$18,466,459.18	$384.72	$1.53

CBDE Lease Charge	$0.04

Leaseholder margin	$0.10

EX WORKS PRICE	$1.67

BINDING TERM SHEET FOR

PV MODULE PRODUCTION PLANT IN QUEENSLAND

THE parties have executed this Term Sheet as of the Effective Date:

CBE Energy Limited	Environmental Engineering Group Pty Ltd

/s/ CBD Energy Limited	/s/ Environmental Engineering Group Pty Ltd.

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